EXHIBIT 99.1

NEWS FOR RELEASE: 2/19/2004, 4:00pm ET           CONTACT:  Lee Brown
                                                           719-481-7213
                                                           lbrown@ramtron.com

                     RAMTRON REPORTS FOURTH-QUARTER
                     AND YEAR-END FINANCIAL RESULTS

      Company reports fourth-quarter profits on increased product sales

COLORADO SPRINGS, CO - February 19, 2004 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), the leading supplier of nonvolatile ferroelectric random access memory (FRAM) products, today reported its financial results for the fourth quarter and full year ended December 31, 2003. Revenue for the fourth quarter totaled $11.8 million, compared with $11.5 million for the same quarter of 2002. Fourth-quarter net income applicable to common shares was $566,000, or $0.02 per share, compared with a net loss of $149,000, or a loss of $0.01 per share, a year earlier.

FRAM business revenue for the fourth quarter of 2003 was $7.8 million, compared with $7.0 million for the same quarter of 2002. Revenue from the company's dynamic random access memory (DRAM) subsidiaries totaled $4.0 million, compared with $4.5 million a year earlier. The company reported $148,000 in license and development fees for fourth-quarter 2003, compared with $2.0 million for the same quarter of 2002.

For the full year ended December 31, 2003, Ramtron's revenue totaled $42.4 million, compared with $50.5 million for 2002. Net loss was $9.5 million, or a loss of $0.43 per share, compared with a net loss of $1.9 million, or a loss of $0.09 per share, for the prior year. The full-year net loss included charges of $3.8 million for the impairment of goodwill and $1.7 million for the impairment of certain intangible assets.

"All aspects of our FRAM business posted strong performance during Q4, and, with our current level of visibility, we anticipate that this positive trend will continue," commented Bill Staunton, Ramtron's CEO. "Fourth-quarter non-ENEL FRAM product sales substantially exceeded our 45% compound annual growth rate target, and we believe this is a result of our focused actions to increase design wins and develop a broad base of customers. In addition, our current opportunity base for FRAM products indicates that we have the potential to double our non-ENEL FRAM product revenue in 2004."

ENEL (Ente Nazionale per l'Energia Elettrica SpA, NYSE: EN), a leading utilities company in Italy, was Ramtron's principal customer for FRAM products in 2003 and 2002.

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"The launch of our new 31X Processor Companion products has been received enthusiastically by prospective customers," Staunton added. "We shipped more than 1,000 samples in the fourth quarter and have already booked our first prototype orders. We believe that this new product family will enable us to cultivate new application opportunities, while generating increased business from our existing customer base."

Q4 2003 Highlights:
-------------------

  - Introduced a FRAM-based Processor Companion family featuring highly integrated support and peripheral functions for processor-based systems. The FM3104, FM3116, FM3164 and FM31256 devices combine a nonvolatile ferroelectric random access memory (FRAM) with a real-time clock (RTC), a processor supervisor and additional peripheral functions.

  - Announced that Distribution Control Systems, Inc. (DCSI), a subsidiary of ESCO Technologies, Inc. (ESE: NYSE), has selected the company's ferroelectric random access memory for use in its residential and commercial meter transponders for customers in North America.

  - Appointed Ms. Doris Keitel-Schulz, director of special projects within the Memory Products Group of Infineon Technologies AG, to Ramtron's board of directors. Ms. Keitel-Schulz, a 20-year veteran in the development, manufacture and application of semiconductor components, replaced existing director Harald Eggers, senior vice-president and general manager of Infineon's Memory Products Division.

Business Outlook
----------------

The following statements are based on Ramtron's current expectations. These statements are forward-looking, and actual results may differ materially from those set forth in these statements. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

  - Revenue for the first quarter ending March 31, 2004 is currently anticipated to be between $11.5 million and $12.5 million.

  - Gross margin for the first quarter is currently anticipated to be 38% to 42%. Operating expenses are expected to be between $3.7 million and $4.5 million.

  - For full-year 2004, the company expects continued profitability primarily as a result of FRAM business revenue growth, which is anticipated to increase at least 18% over 2003. Revenue for the company's Mushkin subsidiary is anticipated to grow at least 15% over 2003.

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  -  Revenue projections are based on, among other things, assumptions that
     FRAM product orders, including the rate of shipments to Ramtron's principal FRAM customer ENEL and revenue from the company's Mushkin subsidiary, will conform to management's current expectations. Costs and expenses fluctuate over time, primarily due to intermittent, non-recurring engineering charges for the development of new products.

Conference Call
---------------

Ramtron management's teleconference will be webcast live and a replay will be available for seven days.

How to Participate
------------------

Ramtron Fourth-Quarter and Year-End Results Teleconference
February 19, 2004 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the Investors page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A telephonic replay will also be available for seven days after the live call at (719) 457-0820, code #445785.

Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These statements include statements about Ramtron's expected revenue, operating expenses, and gross margin levels for first-quarter and revenue growth rates for full-year 2004. In addition, statements regarding continued profitability, the potential to double non-ENEL FRAM product revenue, sustaining positive business trends, the ability to cultivate new business opportunities for the 31X Processor Companion, and generating increased business from existing customers are also forward-looking statements. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products and the products of its principal FRAM customer; order cancellations or reduced bookings; product mix; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to secure and maintain an appropriate amount of low-cost foundry production capacity from its sole foundry source in a timely manner; foundry partner's timely ability to successfully manufacture products for Ramtron, foundry partner's ability to supply increased orders for FRAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor

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relationships; the ability to continue effective cost reductions; currency fluctuations; unexpected design and manufacturing difficulties; the timely development and introduction of new products and processes, the outcome of ongoing patent litigation with National Semiconductor Corporation; and the risk factors listed from time to time in Ramtron's SEC reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

You can obtain copies of Ramtron's Forms 10-K, 10-Q, 8-K, and any other documents at no charge at the SEC's website (www.sec.gov), from commercial document retrieval services, or from the company.

The financial information in this press release and the attached financial statements are unaudited and have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is dedicated to the design, development and sale of ferroelectric RAM or FRAM memory products. The company also develops and markets high-performance memory products through its subsidiaries, Enhanced Memory Systems, Inc. and Mushkin Inc.

                       (financial statements attached)

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                    RAMTRON INTERNATIONAL CORPORATION
           FOURTH-QUARTER AND FULL-YEAR 2003 FINANCIAL HIGHLIGHTS
                  CONSOLIDATED STATEMENTS OF OPERATIONS
               (Amounts in thousands, except per-share amounts)

                                     Three Months Ended        Year Ended
                                   --------------------   -------------------
                                    Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                      2003       2002       2003       2002
                                   ---------  ---------  ---------  ---------
Revenue:
   Product sales                   $ 11,346   $  9,006   $ 38,910   $ 40,309
   License and development fees         148      2,017        498      6,829
   Royalties                             99         41        480        398
   Customer-sponsored research
      and development                   186        388      2,511      3,009
                                   ---------  ---------  ---------  ---------
                                     11,779     11,452     42,399     50,545
                                   ---------  ---------  ---------  ---------
Costs and expenses:
   Cost of product sales              6,586      6,088     23,078     28,034
   Provision for inventory
      write-off                         243         30      1,554        246
   Research and development           1,197      1,876      7,608      9,731
   Customer-sponsored research
      and development                   164        513      1,801      2,082
   Sales, general and administrative  2,647      2,984     11,005     11,752
   Impairment of goodwill                --         --      3,843         --
   Impairment of intangible assets       --         --      1,687         --
                                   ---------  ---------  ---------  ---------
                                     10,837     11,491     50,576     51,845
                                   ---------  ---------  ---------  ---------
Operating income (loss)                 942        (39)    (8,177)    (1,300)
Interest expense                       (386)      (300)    (1,365)      (868)
Other                                    10        190         37        341
                                   ---------  ---------  ---------  ---------
Net income (loss)                  $    566   $   (149)  $ (9,505)  $ (1,827)
                                   =========  =========  =========  =========

Net income (loss) per common share $    566   $   (149)   $(9,505)   $(1,827)
Dividends on redeemable
   preferred stock                       --         --         --        (82)
Accretion of redeemable
   preferred stock                       --         --         --        (14)
                                   ---------  ---------  ---------  ---------
Net income (loss) applicable
   to common shares                $    566   $   (149)  $ (9,505)  $ (1,923)
                                   =========  =========  =========  =========

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Net income (loss) per
   common share -
      Basic                        $   0.03   $  (0.01)  $  (0.43)  $  (0.09)
                                   =========  =========  =========  =========
      Diluted                      $   0.02   $  (0.01)  $  (0.43)  $  (0.09)
                                   =========  =========  =========  =========
Weighted average common
   shares outstanding:
      Basic                          22,182     22,103     22,149     22,088
                                   =========  =========  =========  =========
      Diluted                        22,714     22,103     22,149     22,088
                                   =========  =========  =========  =========

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                       RAMTRON INTERNATIONAL CORPORATION
                  YEAR-END 2003 AND 2002 FINANCIAL HIGHLIGHTS
                         CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands)

                                                    Dec. 31,      Dec. 31,
                                                     2003            2002
                                                   ---------     ---------
ASSETS

Cash and cash equivalents                           $ 5,303        $ 3,222
Accounts receivable, net                              6,198          8,981
Inventories                                           4,953          8,952
Property, plant and equipment, net                    4,195          4,600
Intangible assets, net                                8,089         14,150
Other assets                                            907          1,037
                                                    -------        -------
                                                    $29,645        $40,942
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                               $ 5,331        $ 5,960
     Accrued liabilities                              1,041          1,147
     Deferred revenue                                 1,395          2,778
     Current maturities of long-term debt             1,781             --
Long-term deferred revenue                            6,020          5,175
Long-term debt                                        3,035          5,728
Stockholders' equity                                 11,042         20,154
                                                    -------        -------
                                                    $29,645        $40,942
                                                    =======        =======

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